Exhibit 10.1

January 1, 2012

Steven P. Alsene

c/o 2600 Technology Drive, Suite 300

Orlando, Florida 32804

Re: Amended and Restated Agreement with Respect to Rights Upon Termination of Employment

Dear Steve:

This letter agreement (this “Agreement”) when executed by you will, effective as of January 1, 2012 (the “Effective Date”), amend and restate the letter agreement between you and Rotech Healthcare Inc., a Delaware corporation (the “Company” or “Rotech”), dated November 8, 2006, as amended on April 18, 2008 and October 6, 2008 (the “Employment Letter”) with respect to your rights upon the termination of your employment with the Company.

WHEREAS, on the Effective Date, you will be promoted from the position of Chief Financial Officer of the Company to the position of Chief Operating Officer of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) believes that it is in the best interest of the Company to provide additional financial incentives to you in connection with such promotion and your continued employment with the Company as its Chief Operating Officer.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company hereby agree to amend and restate the Employment Letter in its entirety as follows:

I Upon the termination of employment by you for Good Reason or by the Company without Cause (as those terms are defined below), the Company shall: (a) pay to you, with your paycheck immediately following your termination, any base salary or bonus earned by you but not yet paid as of the date of the termination of your employment; (b) fully reimburse you for all reimbursable expenses; (c) subject to Paragraph 14(b), pay to you in a lump sum on the 60th day after the date of termination of your employment, an amount equal to the sum of (i) one hundred fifty percent (150%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) one hundred fifty percent (150%) of your annual target performance bonus for the year in which such termination of employment occurs; and (d) if you (and, if applicable, your dependents) timely elect continuation of group health coverage following the termination of your employment in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the monthly premiums for such COBRA coverage for a period of eighteen (18) months from the date of the termination of your employment; provided, that in the event the plan under which you and your dependents were receiving health benefits immediately prior to your date of termination is not fully-insured, then in lieu of the foregoing, if you timely elect COBRA coverage then, subject to Paragraph 14(b), the Company shall reimburse you for a period of eighteen (18) months following your termination, for the monthly premium for such COBRA coverage in an amount equal to 100% of such premium on a tax grossed-up basis (to the extent such monthly premium is taxable), payable on the first payroll date in each month following the termination date. Reimbursement of monthly premiums shall apply to all health plans under which you participate while you are an active employee of the Company, including, without limitation, the executive benefit program. Your entitlement to the severance pay and other termination benefits provided for in this Paragraph 1 are conditioned upon your providing a general release in favor of Rotech that is fully effective and non-revocable within 60 days following the date of termination, in a form approved by the Company, of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company.

II Effective as of the Effective Date, your annual base salary shall be $430,000, payable in accordance with the Company’s payroll practices.

III You acknowledge that commencing with respect to the 2012 calendar year, your annual target performance bonus shall be 100% of your annual base salary. Any annual target performance bonus paid shall be based on the achievement of performance goals as determined by the Board or the Compensation Committee of the Board. Any such bonus shall be payable by the March 15th of the calendar year immediately following the calendar year in which such bonus was earned.

IV While you are employed by the Company, you will be entitled to either (a) an automobile allowance consistent with Company policy or (b) the use of a Company owned or leased automobile with reimbursement by the Company for all normal and customary expenses associated with the operation of such automobile (e.g., insurance, gasoline and maintenance).

V Notwithstanding anything herein to the contrary, the Company, in its sole discretion, at any one time following the Effective Date, may upon written notice to you (a) reduce your title from Chief Operating Officer to any other executive title with the Company; (b) reduce your duties, authorities or responsibilities consistent with such reduction of your title; (c) reduce your base salary by up to 10% of the amount then in effect; and/or (d) reduce your annual target performance bonus potential by up to 25%.

VI Wherever reference is made in this Agreement to the termination of your employment by the Company being with or without Cause, “Cause” shall include, without limitation, the termination of your employment with the Company due to the occurrence of one or more of the following events as determined by a majority vote of the Board: (a) your conviction or your entry of a plea of guilty or nolo contendere to any felony, (b) your engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of your duties (including intentional acts of employment discrimination or sexual harassment) or fraud which have a significant adverse effect on the Company, (c) your willful failure to follow a reasonable and lawful written directive of the Chief Executive Officer or the Board (which shall be capable of being performed by you with reasonable effort), (d) your deliberate and continued failure to perform your material duties, and (e) your intentional disparagement of the Company or any of its affiliate, subsidiary or parent companies or any of their collective executives, shareholders, directors, or officers in any written or oral communication; provided, however, that you shall receive thirty (30) days’ prior written notice that the Board intends to meet to consider your termination for Cause and specifying the actions allegedly constituting Cause.

VII For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events without your written consent: (a) a further material decrease in your base salary occurring after any reduction of your base salary pursuant to Paragraph 5 above, (b) the Company requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment as of the Effective Date, (c) a further material reduction in your duties, authorities or responsibilities occurring after any reduction of your duties, authorities or responsibilities pursuant to Paragraph 5 above, or (d) the Company’s material breach of this Agreement. Notwithstanding the foregoing, a “Good Reason” event shall not be deemed to have occurred as a result of any action taken by the Company pursuant to Paragraph 5 above. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.

VIII You hereby covenant, warrant and agree, in consideration of this Agreement and the compensation and other benefits provided for herein, you will not, during the period of your employment hereunder or at any time thereafter, directly or indirectly divulge, use, furnish, disclose or make available to anyone any Confidential Information, except as may be necessary for you to communicate on a “need to know” basis in the ordinary course of performing your duties as an employee, executive and officer of the Company with other employees, consultants, independent contractors, and business partners of the Company who are bound by confidentiality obligations similar to those set forth in this Agreement. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that (a) has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information, data and knowledge created, discovered, developed, or made known by Employee during the period of or arising out of his employment by the Company) or in which property rights have been assigned or otherwise conveyed to the Company, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement, or (b) arises out of or relates to the business affairs of the Company (including without limitation, any information which the Company considers to be privileged). By way of illustration, but not limitation, Confidential Information includes financial information, referral source information, product information, supply and service information, marketing information, data compilations, source code, personnel information, customer information, trade secrets, business and customer links and relations, customer lists, contact lists or information, processes, know-how, improvements, discoveries, developments, designs, inventions, training methods, sales techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof; terms of supply or service contracts, terms of agreements between customers and the Company and any information relating to the business affairs of the Company, in whatever form maintained. You further acknowledge that such Confidential Information would inevitably be disclosed were he to become employed by, engaged by or otherwise provide competitive services to a competitor of the Company.

IX You covenant and agree, that for a period of eighteen (18) months following termination of your employment with the Company, whether such termination is voluntary or involuntary, you will not, directly or indirectly, on your own behalf or on behalf of another person or entity, (a) be engaged in any business (as a principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in any entity or company, that provides or performs any services that directly compete with the Company, (b) hire or engage, or attempt to hire or engage, on behalf of yourself or any other person or entity, any person that is or was a current employee, consultant or representative of the Company at any time within the prior twelve (12) month period, or (c) intentionally or knowingly suggest, assist in or influence a distributor, source, supplier, customer, client or contractor of the Company within the prior twelve (12) month period to sever his, her or its business relationship with, decrease in any material or substantial respect its activity with, or intentionally or knowingly do anything (whether by act of commission or omission) which would be adverse in any material or substantial respect to the interests of the Company. This provision shall survive the termination of your employment with the Company.

X In the event of the breach of Paragraphs 8 or 9 this Agreement by you, the Company shall have the right and remedy to have the provisions of such Paragraphs 8 or 9 specifically enforced by way of injunctive relief by any court having jurisdiction, without the posting of any bond or security by the Company, it being acknowledged and agreed by you that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. Further, should the Company commence an action for injunctive relief, the Company shall have the right in the same proceeding and court to seek and obtain money damages caused by such breach.

XI In the event that following the Effective Date the Company or you reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and you shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

XII This Agreement amends and restates the Employment Letter and sets forth the entire agreement and understanding between the Company and you relating to the subject matter herein and your right to receive payments upon the termination of your employment and supersedes in its entirety all prior agreements, arrangements, discussions and understandings, whether written or oral, between you and the Company relating to the subject matter herein and your right to receive payments upon termination of employment.

XIII In the event of the closing of a Change of Control (as the term is defined below), the Company shall pay to you in a lump sum concurrent with such closing, an amount equal to the sum of (a) 150% of your annual base salary (measured as of the time of the closing of the Change of Control transaction), and (b) 150% of your annual target performance bonus for the year in which the closing of the Change of Control transaction occurs. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following: (i) any “person,” as such term is used in Paragraph 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Group Affiliate, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires beneficial ownership (as defined under Paragraph 13(d) of the Exchange Act) of voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined under Paragraph 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who was a beneficial owner of outstanding voting securities of the Company on the Effective Date (an “Existing Shareholder”), including any group that may be formed which is comprised solely of Existing Shareholders or any affiliate of an Existing Shareholder to whom voting securities may be transferred if and for so long as the Existing Shareholder remains an indirect beneficial owner of the voting securities following such transfer, unless and until such time after the Effective Date as any such Existing Shareholder shall have acquired beneficial ownership (other than by means of a stock dividend, stock split, gift, inheritance or receipt of securities in compensation for individual services as a director or officer of the Company) of any additional voting securities of the Company; (ii) during any period of twelve (12) consecutive months commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a “person” (as defined above) who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; (iii) the consummation of a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this

Paragraph 13, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or Group Affiliate, such surviving entity or a subsidiary thereof; or (iv) the sale or disposition by the Company of all or substantially all of the Company’s assets (or, to the extent permitted by Section 409A of the Code any transaction having a similar effect).

The foregoing notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation. In addition, an initial public offering (“IPO”) of the securities of the Company shall not constitute a Change of Control for purposes of this Agreement.

XIV Section 409A.

(a) The parties hereby agree that the provisions of this Agreement shall be interpreted to be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. The Company shall have no liability with regard to any failure to comply with Code Section 409A or this Paragraph 14.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination of your employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Paragraph 14(b), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code and to the extent such payment and benefits exceed the Separation Pay Limit (as defined below), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” or (ii) the date of your death. On the first Company payroll date occurring on or following the first day of the seventh (7th) month following the date of your “separation from service” or, if earlier, on the date of your death, all payments delayed pursuant to this Paragraph 14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) your annualized compensation based on your annual rate of pay for your taxable year preceding the taxable year in which your termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which you terminate employment.

(c) All reimbursements under this Agreement shall be paid in accordance with the Company’s reimbursement policy as in effect from time to time, upon your presentation of an itemized account with supporting information satisfactory to the Company in substantiation of such amounts. Except as otherwise set forth in this Agreement, to the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, all such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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If the foregoing correctly sets forth our understanding, please sign two (2) copies of this Agreement and return it to the undersigned, whereupon this Agreement shall constitute a binding agreement between you and the Company.

Very truly yours,

Rotech Healthcare Inc.

By:	/s/ Philip L. Carter
Name:	Philip L. Carter
Title:	CEO & President

Accepted and Agreed:

/s/ Steven P. Alsene
Steven P. Alsene